UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2023

AMERICAN SOFTWARE, INC.
(Exact Name of Registrant as Specified in Charter)

Commission File Number 000-12456

Georgia	58-1098795
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

470 East Paces Ferry Road, NE, Atlanta, Georgia 30305
(Address of principal executive offices)

(404) 261-4381
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to
Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AMSWA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 5.02.          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Director Appointment

On March 1, 2023, the Board of Directors (the “Board”) of American Software, Inc. (the “Company”) increased the size of the Board from seven members to eight members and appointed Ms. Nicole Wu, age 44, as a Class A Director to fill the vacancy created by the increase in the size of the Board. Beginning April 1, 2023, Ms. Wu will serve until, and will be nominated for election at, the 2023 Annual Meeting of Shareholders of the Company (the “2023 Annual Meeting”).

Ms. Wu will continue to serve as the Chief Financial Officer of PDI Technologies, Inc., as she has since 2019, a cloud based technology company serving convenience retail and petroleum wholesale clients that has successfully grown both organically and via acquisitions during her tenure. Prior to PDI Technologies, Ms. Wu served as the Chief Financial Officer to eVestments, Inc, leading a number of M&A transactions including the sale of that company to NASDAQ. Previously, Ms. Wu held several executive positions at General Electric in division finance, internal audit, and acquisition integrations. Ms. Wu holds a Bachelor of Science in Business from Shanghai Jiao Tong University in Shanghai, China.

The Board determined that Ms. Wu has no relationship with the Company or its subsidiaries, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable rules and regulations of the NASDAQ Stock Market and the U.S. Securities and Exchange Commission (the “SEC”). Ms. Wu has not been appointed to any Board committee at this time. Ms. Wu was not appointed as a director pursuant to any arrangement or understanding with any person, and Ms. Wu is not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Compensation

On March 1, the Board also reviewed and approved the following compensation plan for non-executive members of the Board.  The Board’s decision was made pursuant to a market-based analysis of its compensation and the desire to recruit and retain high quality Board members, such as Ms. Wu.  Notably, the Board eliminated meeting fees, as the work of the Board transcends simply participating in meetings.  The following compensation plan will take effect for all Board members at the beginning of the next fiscal year on May 1.  Ms. Wu will begin to be compensated via cash and an initial $25,000 RSU (defined below) grant on April 1,2023 her start date with the Board, with other compensation to take effect on May 1, 2023 as with all other Board members.

Board members will receive cash compensation of $70,000 annually, paid on a per-fiscal quarter basis, following scheduled quarterly Board meetings.  This is an increase of $20,000 per year, offset in part or in full by the elimination of $2,400 per day and $1,200 per half-day of meeting fees.  New Board members such as Ms. Wu will be compensated on a pro-rated basis based on the date they join the Board.  The additional annual amount of $5,000 paid to each Board Committee Chair remains unchanged and is paid will be paid annually.  The current committees are Audit, Compensation and Nomination and Corporate Governance.  The Company will also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

As to equity compensation, Board members will no longer receive stock options.  During fiscal year 2022, those stock options were valued at $116,041 per Board member in the aggregate, as the Company reported in its 2022 Proxy Statement.  Instead, Board members will receive annual grants of Restricted Stock Units (“RSUs”) worth approximately $120,000, based on the Company’s closing share price on the award date.  The award of RSUs will be subject to the Company’s 2020 Equity Compensation Plan, or a successor plan, as applicable.  The RSUs will vest as Class A common shares of the Company in full one year after the date of grant, subject to the Board members’ continued service on the Board through the vesting date.  Until vesting, the RSUs will not entitle a Board member to voting rights, dividends, or other rights or privileges of owning Class A common shares of the Company.  In addition, new Board members such as Ms. Wu will receive a grant of RSUs that will be worth approximately $25,000, based on the Company’s closing share price on the date they join the Board.

ITEM 7.01.          REGULATION FD DISCLOSURE.

On March 7, 2023, the Company issued a press release regarding Ms. Wu’s appointment as a Class A Director. The full text of this press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the SEC, the information furnished pursuant to Item 7.01 of this report is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 9.01.          FINANCIAL STATEMENTS AND EXHIBITS.

(d)          Exhibits.

99.1       Press Release of American Software, Inc., dated March 7, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SOFTWARE, INC.
(Registrant)

Date: March 7, 2023	By:	/s/ Vincent C. Klinges
	Name:	Vincent C. Klinges
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit(s)
99.1	Press Release of American Software, Inc., dated March 7, 2023